Exhibit 99.2
For Immediate News Release
April 27, 2026
AVALONBAY COMMUNITIES, INC.
PROVIDES Q1 2026 RESULTS, Q2 2026 GUIDANCE, REAFFIRMS
FULL YEAR CORE FFO AND FFO OUTLOOK, UPDATES EPS OUTLOOK
(Arlington, VA) AvalonBay Communities, Inc. (NYSE: AVB) (the “Company”) reported Earnings per Share – diluted (“EPS”), Funds from Operations attributable to common stockholders - diluted (“FFO”) per share and Core FFO per share (as defined in this release) for the three months ended March 31, 2026 and 2025 as detailed below.

	Q1 2026	Q1 2025	% Change
EPS	$2.33	$1.66	40.4%
FFO per share (1)	$2.72	$2.78	(2.2)%
Core FFO per share (1)	$2.83	$2.83	—%

(1) For additional detail on reconciling items between EPS, FFO and Core FFO, see Attachment 10, table 4.

The following table compares the Company’s actual results for EPS, FFO per share and Core FFO per share for the three months ended March 31, 2026 to its results for the prior year period:

Q1 2026 Results Compared to Q1 2025
	Per Share
	EPS	FFO	Core FFO
Q1 2025 per share reported results	$1.66	$2.78	$2.83
Same Store Residential NOI (1)	0.01	0.01	0.01
Development NOI	0.07	0.07	0.07
Commercial NOI and other	(0.02)	(0.02)	(0.02)
Capital markets and transaction activity	(0.06)	(0.06)	(0.07)
Core FFO adjustments (2)	(0.06)	(0.06)	0.01
Real estate gains, net, depreciation expense and other	0.73	—	—
Q1 2026 per share reported results	$2.33	$2.72	$2.83

(1) Consists of increases of $0.08 in revenue and $0.07 in operating expenses.
(2) For detail of Core FFO adjustments, see Attachment 10, table 4.

The following table compares the Company’s actual results for EPS, FFO per share and Core FFO per share for the three months ended March 31, 2026 to its February 2026 outlook:

Q1 2026 Results Compared to February 2026 Outlook
	Per Share
	EPS	FFO	Core FFO
Projected per share (1)	$2.40	$2.74	$2.78
Same Store Residential NOI (2)	0.02	0.02	0.02
Development NOI	0.01	0.01	0.01
Commercial NOI and other	0.01	0.01	0.01
Capital markets and transaction activity (3)	0.01	0.01	0.01
Core FFO adjustments (4)	(0.07)	(0.07)	—
Real estate gains, net, depreciation expense and other	(0.05)	—	—
Q1 2026 per share reported results	$2.33	$2.72	$2.83
(1) The mid-point of the Company's February 2026 outlook.
(2) Approximately 80% of the favorable variance is due to lower than anticipated operating expenses, which we expect to incur throughout the remainder of 2026. The remaining 20% represents favorable revenue.
(3) Due primarily to the impact of stock repurchases during Q1 2026.
(4) For detail of Core FFO adjustments, see Attachment 10, table 4.

Same Store Operating Results for the Three Months Ended March 31, 2026 Compared to the Prior Year Period

Same Store Residential revenue increased $11,053,000, or 1.6%, to $703,976,000. Same Store Residential operating expenses increased $9,966,000, or 4.7%, to $224,039,000 and Same Store Residential NOI increased $1,087,000, or 0.2%, to $479,937,000.

Development Activity

During the three months ended March 31, 2026, the Company completed the development of Avalon Lake Norman, located in Mooresville, NC. Avalon Lake Norman contains 345 apartment homes and was constructed for a Total Capital Cost of $102,000,000. Avalon Lake Norman was developed through the Company's Developer Funding Program ("DFP").
Copyright © 2026 AvalonBay Communities, Inc. All Rights Reserved

During the three months ended March 31, 2026, the Company started the construction of two apartment communities:

•Avalon Saddle River, located in Saddle River, NJ; and
•Avalon Somerville Station II, located in Somerville, NJ.

These communities are expected to contain an aggregate of 446 apartment homes for an estimated Total Capital Cost of $188,000,000.

At March 31, 2026, the Company had 25 wholly-owned Development communities under construction that are expected to contain 8,673 apartment homes and 69,000 square feet of commercial space. Estimated Total Capital Cost for these communities is $3,390,000,000.

Disposition Activity

During the three months ended March 31, 2026, the Company sold three wholly-owned communities:

•Avalon Sunset Towers, located in San Francisco, CA;
•Avalon White Plains, located in White Plains, NY; and
•Avalon The Albemarle, located in Washington, D.C.

In aggregate, these communities contain 884 apartment homes and were sold for $340,750,000, resulting in a gain in accordance with generally accepted accounting principles in the United States ("GAAP") of $179,688,000 and an Economic Gain of $35,836,000.

Structured Investment Program ("SIP") Activity

During the three months ended March 31, 2026, the Company received full repayment of $17,580,000 for one mezzanine loan, which includes principal and contractual accrued interest in accordance with the terms of the agreement.

In April 2026, the Company entered into one new mezzanine loan commitment, agreeing to provide an investment of up to $15,000,000.

Both the repayment and new commitment were for multifamily development projects in Metro NY/NJ.

Liquidity and Capital Markets

At March 31, 2026, the Company had $121,231,000 in unrestricted cash and cash equivalents.

Debt Activity

As of March 31, 2026, the Company did not have any borrowings outstanding under its Credit Facility and had outstanding borrowings of $769,722,000 under its unsecured commercial paper program.

The Company’s annualized Net Debt-to-Core EBITDAre (as defined in this release) for the first quarter of 2026 was 4.8 times and Unencumbered NOI (as defined in this release) for the three months ended March 31, 2026 was 95%.

Equity Activity

During the three months ended March 31, 2026, the Company repurchased 1,130,336 shares of common stock at an average price of $175.59 per share, including fees, for a total of $198,480,000 under the 2025 Stock Repurchase Program and the 2026 Stock Repurchase Program (each as defined below). There have been no repurchases subsequent to March 31, 2026.

In February 2026, the Company terminated its $500,000,000 stock repurchase program (the "2025 Stock Repurchase Program") and adopted a new program under which the Company may acquire shares of its common stock up to an aggregate purchase price of $1,000,000,000 (the "2026 Stock Repurchase Program"). Purchases of common stock under the 2026 Stock Repurchase Program may occur from time to time at the Company’s discretion. The 2026 Stock Repurchase Program does not have an expiration date and may be suspended or terminated at any time without prior notice. As of the date of this release, the Company had $914,354,000 remaining capacity under the 2026 Stock Repurchase Program.

Second Quarter 2026 Financial Outlook

For its second quarter 2026 financial outlook, the Company expects the following:

Copyright © 2026 AvalonBay Communities, Inc. All Rights Reserved

Projected EPS, Projected FFO and Projected Core FFO Outlook (1)
	Q2 2026
	Low		High
Projected EPS	$1.23	—	$1.33
Projected FFO per share	$2.68	—	$2.78
Projected Core FFO per share	$2.72	—	$2.82

(1) See Attachment 10, table 10, for reconciliations of Projected FFO per share and Projected Core FFO per share to Projected EPS.

The following table compares the Company’s actual results for EPS, FFO per share and Core FFO per share for the first quarter 2026 to the mid-point of its second quarter 2026 financial outlook:

Q1 2026 Results Compared to Q2 2026 Outlook
	Per Share
	EPS	FFO	Core FFO
Q1 2026 per share reported results	$2.33	$2.72	$2.83
Same Store Residential Revenue	0.02	0.02	0.02
Same Store Residential Opex	(0.04)	(0.04)	(0.04)
Development NOI	0.01	0.01	0.01
Capital markets and transaction activity	(0.03)	(0.03)	(0.03)
Overhead and other	(0.02)	(0.02)	(0.02)
Core FFO adjustments (1)	0.07	0.07	—
Gain on sale of real estate, net and depreciation expense	(1.06)	—	—
Projected per share - Q2 2026 outlook (2)	$1.28	$2.73	$2.77

(1) For detail of Core FFO adjustments, see Attachment 10, table 4 and table 10.
(2) Represents the mid-point of the Company's outlook.

The Company affirms its February 2026 full year outlook for FFO and Core FFO. The Company now expects full year EPS to be in the range of $5.92 to $6.42, primarily reflecting revisions to projected gain on sale due to changes in the composition of planned dispositions.

Other Matters

The Company will hold a conference call on April 28, 2026 at 1:00 PM ET to review and answer questions about this release, its first quarter 2026 results, the Attachments (described below) and related matters. To participate on the call, dial 877-407-9716.

To hear a replay of the call, which will be available from April 28, 2026 at 6:00 PM ET to May 28, 2026, dial 844-512-2921 and use replay passcode: 13755579. A webcast of the conference call will also be available at https://investors.avalonbay.com, and an online playback of the webcast will be available for at least seven days following the call.

The Company produces Earnings Release Attachments (the "Attachments") that provide more detailed information regarding financial information and operating, development, redevelopment, disposition and acquisition activity. These Attachments are considered a part of this earnings release and are available in full with this earnings release via the Company's website at https://investors.avalonbay.com. To receive future press releases via e-mail, please submit a request through https://investors.avalonbay.com/news-events/email-alerts.

In addition to the Attachments, the Company is providing a teleconference presentation that will be available on the Company's website at https://investors.avalonbay.com subsequent to this release and before the market opens on April 28, 2026.

About AvalonBay Communities, Inc.

AvalonBay Communities, Inc., a member of the S&P 500, is an equity REIT that develops, redevelops, acquires and manages apartment communities in leading metropolitan areas in Boston, Massachusetts, the New York/New Jersey Metro area, the Mid-Atlantic, Seattle, Washington, and Northern and Southern California, as well as in the Company's expansion regions of Raleigh-Durham and Charlotte, North Carolina, Southeast Florida, Dallas and Austin, Texas, and Denver, Colorado. As of March 31, 2026, the Company owned or held a direct or indirect ownership interest in 319 apartment communities containing 98,271 apartment homes in 11 states and the District of Columbia, of which 25 communities were under development and one community was under redevelopment. More information may be found on the Company’s website at https://www.avalonbay.com. For additional information, please contact Matthew Grover, Senior Director of Investor Relations, at 703-317-4524.

Forward-Looking Statements

This release, including its Attachments, contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company's forward-looking statements generally use the words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “assume,” “project,” “plan,” “may,” “shall,” “will,” “pursue,” “outlook” and other similar expressions that indicate future events and trends and do not report historical matters. These statements, among
Copyright © 2026 AvalonBay Communities, Inc. All Rights Reserved

other things, address or reflect the Company’s intent, belief, forecasts, assumptions or expectations with respect to: development, redevelopment, acquisition or disposition of communities; the timing and cost of completion of communities under development or redevelopment; the timing of lease-up, occupancy and stabilization of communities; pursuit of land for future development; the anticipated operating performance of communities; cost, yield, revenue, NOI and earnings estimates; the impact of landlord-tenant laws and rent regulations, including rent caps; the Company’s expansion into new regions; declaration or payment of dividends; joint venture activities; the Company’s policies regarding investments, indebtedness, acquisitions, dispositions, financings and other matters; the Company’s qualification as a REIT under the Internal Revenue Code of 1986, as amended; the real estate markets in regions where the Company operates and in general; the availability of debt and equity financing; interest rates, inflation, tariffs and other economic conditions and their potential impacts; trends affecting the Company’s financial condition or results of operations; legal and regulatory changes; and the impact of legal proceedings.

The Company cannot assure the future results or outcome of the matters described in these statements; rather these statements reflect the Company’s current expectations of the outcomes of the matters discussed. The Company does not undertake a duty to update these forward-looking statements, and therefore they may not represent the Company’s estimates and assumptions after the date of this release. You should not rely on forward-looking statements because they involve risks and uncertainties and other factors, some of which are beyond the Company’s control. These risks, uncertainties and other factors may cause the Company’s actual results, performance or achievements to differ materially from the anticipated future results, performance or achievements expressed or implied by these forward-looking statements. You should carefully review the discussion under Part I, Item 1A. “Risk Factors” of the Company’s Form 10-K for the year ended December 31, 2025 and Part II, Item 1A. “Risk Factors” in subsequent quarterly reports on Form 10-Q for further discussion of risks associated with forward-looking statements.

Some of the factors that could cause the Company’s actual results, performance or achievements to differ materially from those expressed or implied by these forward-looking statements include, but are not limited to, the following: the Company may fail to secure development opportunities due to an inability to reach agreements with third parties to obtain land at attractive prices or to obtain desired zoning and other local approvals; the Company may abandon or defer development opportunities for a number of reasons, including changes in local market conditions which make development less desirable, increases in costs of development, increases in the cost of capital or lack of capital availability, resulting in losses; construction costs of a community may exceed original estimates; the Company may be unable to complete planned dispositions, or may complete such transactions on different timing or terms than expected; the Company may not complete construction and lease-up of communities under development or redevelopment on schedule, resulting in increased interest costs and construction costs and a decrease in expected rental revenues; occupancy rates and market rents may be adversely affected by competition and local economic and market conditions which are beyond the Company’s control; the Company’s cash flows from operations and access to cost-effective capital may be insufficient for the development of the Company’s pipeline, which could limit the Company’s pursuit of opportunities; an outbreak of disease or other public health event may affect the multifamily industry and general economy; the Company’s cash flows may be insufficient to meet required payments of principal and interest, and the Company may be unable to refinance existing indebtedness or the terms of such refinancing may not be as favorable as the terms of existing indebtedness; the Company may be unsuccessful in its management of joint ventures and the REIT vehicles that are used with certain joint ventures; the Company may experience a casualty loss, natural disaster or severe weather event, including those caused by climate change; new or existing laws and regulations implementing rent control or rent stabilization, or otherwise limiting the Company’s ability to increase rents, charge non-rent fees or evict tenants, may impact its revenue or increase costs; the Company’s expectations, estimates and assumptions as of the date of this filing regarding legal proceedings may change; the Company’s assumptions and expectations in its financial outlook may prove to be too optimistic; the Company may choose to pay dividends in its stock instead of cash, which may result in stockholders having to pay taxes with respect to such dividends in excess of the cash received, if any; and investments made under the SIP may not be repaid as expected or the development may not be completed on schedule, which could require the Company to engage in litigation, foreclosure actions, and/or first party project completion to recover its investment, which may not be recovered in full or at all in such event.

Copyright © 2026 AvalonBay Communities, Inc. All Rights Reserved

Definitions and Reconciliations

Non-GAAP financial measures and other capitalized terms, as used in this earnings release, are defined, reconciled and further explained on Attachment 10, Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms. Attachment 10 is included in the full earnings release available at the Company’s website at https://investors.avalonbay.com.
Copyright © 2026 AvalonBay Communities, Inc. All Rights Reserved

Avalon South Miami
Miami, FL

Avalon Pleasanton
Pleasanton, CA

Avalon Parsippany
Parsippany, NJ

FIRST QUARTER 2026

Supplemental Operating and Financial Data

AvalonBay offers four distinct brands – **Avalon**, **AVA**, **eaves by Avalon and Kanso** - each targeted to different customer segments with unique needs and preferences. This brand strategy helps us reach new customers and better serve our existing residents.

AvalonBay
COMMUNITIES

 FIRST QUARTER 2026

Supplemental Operating and Financial Data

Table of Contents

Company Profile
Condensed Consolidated Operating Information..........................................................................................................	Attachment 1
Condensed Consolidated Balance Sheets....................................................................................................................	Attachment 2
Sequential Operating Information.................................................................................................................................	Attachment 3

Market Profile - Same Store
Quarterly Residential Revenue and Occupancy Changes............................................................................................	Attachment 4
Sequential Quarterly Residential Revenue and Occupancy Changes..........................................................................	Attachment 5
Residential Operating Expenses ("Opex")....................................................................................................................	Attachment 6

Development, Unconsolidated Real Estate Investments and Debt Profile
Development Communities...........................................................................................................................................	Attachment 7
Unconsolidated Operating Communities and Structured Investment Program.............................................................	Attachment 8
Debt Structure and Select Debt Metrics........................................................................................................................	Attachment 9

Definitions and Reconciliations
Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms...................................................	Attachment 10

The following is a "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The projections and estimates contained in the following attachments, including but not limited to Attachments 7 and 10, contain forward-looking statements that involve risks and uncertainties, and actual results may differ materially from those projected in such statements. Risks associated with the Company's business, including development, redevelopment, construction, and lease-up activities which could impact the forward-looking statements are discussed in the paragraph titled "Forward-Looking Statements" in the release that accompanies, and should be read in conjunction with, these attachments. These and other risks are also described in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2025 and the Company's Quarterly Reports on Form 10-Q for subsequent quarters, and could cause actual results to differ materially from such projections and estimates.

Attachment 1
AvalonBay Communities, Inc.
Condensed Consolidated Operating Information (1)
March 31, 2026
(Dollars in thousands, except per share data)
(unaudited)

	Q1	Q1	% Change
	2026	2025
Revenue:
Rental and other income	$768,446	$744,138	3.3%
Management, development and other fees	1,833	1,742	5.2%
Total	770,279	745,880	3.3%
Operating expenses:
Direct property operating expenses, excluding property taxes	(158,486)	(149,187)	6.2%
Property taxes	(90,109)	(81,831)	10.1%
Total community operating expenses	(248,595)	(231,018)	7.6%

Property management and other indirect operating expenses (2)	(39,933)	(37,843)	5.5%
Expensed transaction, development and other pursuit costs, net of recoveries	(3,416)	(4,744)	(28.0)%
Interest expense, net	(71,489)	(59,864)	19.4%
Depreciation expense	(233,104)	(217,888)	7.0%
General and administrative expense (3)	(22,077)	(19,780)	11.6%
Casualty loss	(4,619)	—	N/A
Loss from unconsolidated investments (4)	(6,527)	(999)	553.4%
SIP interest income	7,481	6,113	22.4%
Gain on sale of communities	179,912	56,469	218.6%
Other real estate activity	84	155	(45.8)%
Income before income taxes	327,996	236,481	38.7%

Income tax benefit	294	116	153.4%
Net income	328,290	236,597	38.8%

Net income attributable to noncontrolling interests	(2,560)	—	N/A
Net income attributable to common stockholders	$325,730	$236,597	37.7%

Net income attributable to common stockholders per common share - basic	$2.33	$1.66	40.4%
Net income attributable to common stockholders per common share - diluted	$2.33	$1.66	40.4%

FFO	$383,599	$396,755	(3.3)%
Per common share - diluted	$2.72	$2.78	(2.2)%

Core FFO	$398,687	$403,326	(1.2)%
Per common share - diluted	$2.83	$2.83	—%

Dividends declared - common shares and DownREIT Units	$250,593	$249,599	0.4%
Per common share	$1.78	$1.75	1.7%

Weighted average common shares and participating securities outstanding - basic	139,828,138	142,380,837	(1.8)%
Weighted average common shares and DownREIT Units outstanding - diluted	140,812,786	142,486,558	(1.2)%
Total outstanding common shares and DownREIT Units	140,171,002	142,368,620	(1.5)%

(1)	See Attachment 10 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms, table 4 for detail of Core FFO adjustments.
(2)	Includes $2,134 of advocacy contributions for Q1 2026.
(3)	Includes $2,774 and $1,478 of non-core legal settlements and costs and $1,224 and $176 of severance related costs for Q1 2026 and Q1 2025, respectively.
(4)	Includes $6,321 and $1,242 of net unrealized losses on property technology and sustainability fund investments for Q1 2026 and Q1 2025, respectively.

Attachment 2

AvalonBay Communities, Inc.
Condensed Consolidated Balance Sheets
March 31, 2026
(Dollars in thousands)
(unaudited)

	March 31,	December 31,
	2026	2025

Real estate	$28,029,716	$27,759,518
Less accumulated depreciation	(8,914,545)	(8,686,084)

Net operating real estate	19,115,171	19,073,434
Construction in progress, including land	1,575,669	1,458,795
Land held for development	135,134	123,751
Real estate assets held for sale, net	—	150,262

Total real estate, net	20,825,974	20,806,242

Cash and cash equivalents	121,231	187,234
Restricted cash	169,863	165,849
Unconsolidated investments	193,271	193,441
Other assets	816,614	839,371

Total assets	$22,126,953	$22,192,137

Unsecured debt, net	$7,881,320	$7,879,380
Unsecured credit facility and commercial paper, net	769,722	739,608
Notes payable, net	709,176	709,564
Resident security deposits	61,174	60,689
Other liabilities	990,940	968,579
Total liabilities	10,412,332	10,357,820

Equity	11,714,621	11,834,317

Total liabilities and equity	$22,126,953	$22,192,137

Attachment 3
AvalonBay Communities, Inc.
Sequential Operating Information (1)
March 31, 2026
(Dollars in thousands, except per home data)
(unaudited)

	Total Apartment Homes	Quarter Ended March 31, 2026	Quarter Ended December 31, 2025
Residential Revenue
Same Store	79,690	$703,976	$702,353
Other Stabilized (2)	5,207	30,947	30,732
Development/Redevelopment (3)	10,980	18,264	14,351
Commercial Revenue	N/A	10,861	9,954
Total Revenue	95,877	$764,048	$757,390

Residential Operating Expense
Same Store (4)		$224,039	$219,938
Other Stabilized (2) (4)		11,933	11,768
Development/Redevelopment		8,039	6,791
Commercial Operating Expense		2,544	2,526
Total Operating Expense		$246,555	$241,023

Residential NOI
Same Store		$479,937	$482,415
Other Stabilized (2)		19,014	18,964
Development/Redevelopment		10,225	7,560
Commercial NOI		8,317	7,428
Total NOI		$517,493	$516,367

Same Store Average Revenue per Occupied Home (5)		$3,064	$3,067

Same Store Economic Occupancy		96.1%	96.0%

Same Store Turnover (6)
Current year period / Prior year period		31.6% / 32.1%	33.5% / 34.7%

	SAME STORE LIKE-TERM EFFECTIVE RENT CHANGE
	Q4 2025	Q1 2026		April 2026 (8)
Boston, MA	(0.1)%	(1.0)%		1.5%
Metro NY/NJ	1.4%	1.8%		3.8%
Mid-Atlantic	(2.3)%	(2.3)%		(0.2)%
Southeast FL	(1.2)%	(0.1)%		—%
Denver, CO	(9.7)%	(10.1)%		(4.0)%
Seattle, WA	(0.9)%	(1.0)%		0.9%
N. California	2.0%	4.7%		5.4%
S. California	(0.3)%	0.6%		0.9%
Other Expansion Regions	(5.2)%	(3.2)%		0.2%
Total	(0.3)%	0.4%	(7)	1.9%	(7)

(1)	Includes consolidated communities and excludes communities that have been sold or that are classified as held for sale. See Attachment 10 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms for the definition of capitalized terms.
(2)	Results for these communities prior to January 1, 2026 may reflect operations prior to stabilization.
(3)	For per home rent projections and Economic Occupancy for Development communities currently under construction, see Attachment 7 - Development Communities.
(4)	Excludes Capitalized Community Expenditures. See Attachment 10 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms, table 1 for a breakdown of NOI Enhancing and Asset Preservation Capex.
(5)	Reflects concessions amortized over the average lease term and includes uncollectible lease revenue.
(6)	Turnover is the annualized number of units turned over during the period, divided by the total number of apartment homes for the respective period, and excludes any third-party managed communities.
(7)	For the three months ended March 31, 2026, New Move-In Like-Term Effective Rent Change was (2.6)% and Renewal Like-Term Effective Rent Change was 2.9%. New Move-In Like-Term Effective Rent Change was (0.2)% and Renewal Like-Term Effective Rent Change was 3.8% for April 1, 2026 to April 23, 2026.
(8)	Rent change percentage for activity in April 2026 through April 23, 2026.

Attachment 4
AvalonBay Communities, Inc.
Quarterly Residential Revenue and Occupancy Changes - Same Store
March 31, 2026
(unaudited)

	Apartment Homes	Average Monthly Revenue Per Occupied Home			Economic Occupancy			Residential Revenue ($000s)(1)

		Q1 26	Q1 25	% Change	Q1 26	Q1 25	% Change	Q1 26	Q1 25	% Change

Boston, MA	9,697	$3,425	$3,383	1.2%	95.4%	96.2%	(0.8)%	$95,057	$94,686	0.4%

Metro NY/NJ
New York City	3,608	4,504	4,399	2.4%	96.4%	95.9%	0.5%	46,998	45,659	2.9%
New York - Suburban	3,809	3,822	3,737	2.3%	96.0%	95.6%	0.4%	41,943	40,836	2.7%
New Jersey	5,378	3,412	3,389	0.7%	96.6%	96.4%	0.2%	53,200	52,723	0.9%
Metro NY/NJ	12,795	3,842	3,779	1.7%	96.4%	96.0%	0.4%	142,141	139,218	2.1%

Mid-Atlantic
Washington DC	1,144	2,419	2,459	(1.6)%	93.9%	92.9%	1.0%	7,799	7,844	(0.6)%
Northern Virginia	5,979	2,801	2,749	1.9%	97.0%	97.0%	—%	48,738	47,807	1.9%
Suburban Maryland	2,595	2,392	2,329	2.7%	95.5%	96.0%	(0.5)%	17,785	17,398	2.2%
Baltimore, MD	3,154	2,311	2,335	(1.0)%	95.2%	94.4%	0.8%	20,816	20,868	(0.2)%
Mid-Atlantic	12,872	2,565	2,538	1.1%	96.0%	95.8%	0.2%	95,138	93,917	1.3%

Southeast FL	3,091	2,973	2,959	0.5%	97.6%	97.5%	0.1%	26,914	26,749	0.6%

Denver, CO	2,192	2,131	2,266	(6.0)%	96.0%	93.2%	2.8%	13,451	13,892	(3.2)%

Seattle, WA	5,624	2,902	2,900	0.1%	95.9%	96.2%	(0.3)%	46,944	47,057	(0.2)%

Northern California
San Jose	4,732	3,210	3,111	3.2%	96.2%	96.4%	(0.2)%	43,829	42,559	3.0%
East Bay	4,756	2,851	2,807	1.6%	96.1%	95.9%	0.2%	39,096	38,412	1.8%
San Francisco	2,832	3,775	3,529	7.0%	97.7%	96.6%	1.1%	31,337	28,976	8.1%
Northern California	12,320	3,202	3,092	3.6%	96.6%	96.3%	0.3%	114,262	109,947	3.9%

Southern California
Los Angeles	12,006	2,920	2,878	1.5%	96.0%	95.8%	0.2%	100,934	99,257	1.7%
Orange County	4,024	3,068	3,000	2.3%	95.5%	96.1%	(0.6)%	35,393	34,791	1.7%
San Diego	1,869	3,042	2,998	1.5%	96.5%	96.6%	(0.1)%	16,458	16,234	1.4%
Southern California	17,899	2,966	2,916	1.7%	95.9%	95.9%	0.0%	152,785	150,282	1.7%

Other Expansion Regions	3,200	1,888	1,880	0.4%	95.4%	95.2%	0.2%	17,284	17,175	0.6%

Total Same Store	79,690	$3,064	$3,020	1.5%	96.1%	96.0%	0.1%	$703,976	$692,923	1.6%
(1) Reflects concessions amortized over the average lease term and includes uncollectible lease revenue. Residential Revenue with Concessions on a Cash Basis for the Company's Same Store portfolio increased by 1.7%. See Attachment 10, table 11.

Attachment 5
AvalonBay Communities, Inc.
Sequential Quarterly Residential Revenue and Occupancy Changes - Same Store
March 31, 2026
(unaudited)

	Apartment Homes	Average Monthly Revenue Per Occupied Home			Economic Occupancy			Residential Revenue ($000s)(1)

		Q1 26	Q4 25	% Change	Q1 26	Q4 25	% Change	Q1 26	Q4 25	% Change

Boston, MA	9,697	$3,425	$3,447	(0.6)%	95.4%	95.9%	(0.5)%	$95,057	$96,123	(1.1)%

Metro NY/NJ
New York City	3,608	4,504	4,507	(0.1)%	96.4%	96.2%	0.2%	46,998	46,945	0.1%
New York - Suburban	3,809	3,822	3,839	(0.4)%	96.0%	95.3%	0.7%	41,943	41,817	0.3%
New Jersey	5,378	3,412	3,413	0.0%	96.6%	96.3%	0.3%	53,200	53,047	0.3%
Metro NY/NJ	12,795	3,842	3,850	(0.2)%	96.4%	96.0%	0.4%	142,141	141,809	0.2%

Mid-Atlantic
Washington DC	1,144	2,419	2,454	(1.4)%	93.9%	94.5%	(0.6)%	7,799	7,961	(2.0)%
Northern Virginia	5,979	2,801	2,822	(0.7)%	97.0%	95.8%	1.2%	48,738	48,507	0.5%
Suburban Maryland	2,595	2,392	2,405	(0.5)%	95.5%	94.5%	1.0%	17,785	17,693	0.5%
Baltimore, MD	3,154	2,311	2,320	(0.4)%	95.2%	94.5%	0.7%	20,816	20,754	0.3%
Mid-Atlantic	12,872	2,565	2,581	(0.6)%	96.0%	95.2%	0.8%	95,138	94,915	0.2%

Southeast FL	3,091	2,973	2,954	0.6%	97.6%	97.4%	0.2%	26,914	26,689	0.8%

Denver, CO	2,192	2,131	2,191	(2.7)%	96.0%	94.3%	1.7%	13,451	13,588	(1.0)%

Seattle, WA	5,624	2,902	2,916	(0.5)%	95.9%	95.8%	0.1%	46,944	47,130	(0.4)%

Northern California
San Jose	4,732	3,210	3,167	1.4%	96.2%	95.4%	0.8%	43,829	42,879	2.2%
East Bay	4,756	2,851	2,843	0.3%	96.1%	95.6%	0.5%	39,096	38,783	0.8%
San Francisco	2,832	3,775	3,684	2.5%	97.7%	96.3%	1.4%	31,337	30,171	3.9%
Northern California	12,320	3,202	3,162	1.3%	96.6%	95.7%	0.9%	114,262	111,833	2.2%

Southern California
Los Angeles	12,006	2,920	2,922	(0.1)%	96.0%	96.0%	0.0%	100,934	101,052	(0.1)%
Orange County	4,024	3,068	3,059	0.3%	95.5%	95.6%	(0.1)%	35,393	35,311	0.2%
San Diego	1,869	3,042	3,041	0.0%	96.5%	96.8%	(0.3)%	16,458	16,502	(0.3)%
Southern California	17,899	2,966	2,965	0.0%	95.9%	96.0%	(0.1)%	152,785	152,865	(0.1)%

Other Expansion Regions	3,200	1,888	1,910	(1.2)%	95.4%	94.9%	0.5%	17,284	17,401	(0.7)%

Total Same Store	79,690	$3,064	$3,067	(0.1)%	96.1%	95.8%	0.3%	$703,976	$702,353	0.2%
(1) Reflects concessions amortized over the average lease term and includes uncollectible lease revenue. Residential Revenue with Concessions on a Cash Basis for the Company's Same Store portfolio decreased by 0.7%. See Attachment 10, table 11.

Attachment 6
AvalonBay Communities, Inc.
Residential Operating Expenses ("Opex") - Same Store (1)
March 31, 2026
(Dollars in thousands)
(unaudited)

	Q1 2026	Q1 2025	% Change	Q1 2026 % of Total Opex

Property taxes (2)	$81,060	$76,470	6.0%	36.2%
Payroll (3)	40,311	39,833	1.2%	18.0%
Repairs & maintenance (4)	39,125	37,926	3.2%	17.5%
Utilities (5)	33,440	29,731	12.5%	14.9%
Office operations	16,149	15,972	1.1%	7.2%
Insurance	10,323	10,394	(0.7)%	4.6%
Marketing	3,631	3,747	(3.1)%	1.6%
Total Same Store Residential Operating Expenses	$224,039	$214,073	4.7%	100.0%

(1)	Same Store operating expenses exclude indirect costs for corporate-level property management and other support-related services.

(2)	Property taxes increased in Q1 2026 compared to the prior year period due to (i) increased rates and assessments across the portfolio, (ii) a greater benefit from tax appeals realized in the prior year period, and (iii) the expiration of property tax incentive programs primarily at certain New York City properties. The expiration of property tax incentive programs increased property taxes by $1,406 in Q1 2026.

(3)	Payroll costs increased in Q1 2026 over the prior year period primarily due to growth in average compensation, partially offset by a reduction in the number of onsite associates and reduced overtime costs.

(4)	Repairs and maintenance increased in Q1 2026 over the prior year period due to the continued deployment of smart home technology and increased cleaning and third-party maintenance costs, partially offset by a decrease in turn-based maintenance costs.

(5)	Utilities increased in Q1 2026 over the prior year period primarily due to higher energy costs in New England and the Mid-Atlantic, which was driven by increased consumption and higher rates during the winter. Higher water/sewer rates and lower reimbursements in Colorado also contributed to the year over year increase.

Attachment 7
AvalonBay Communities, Inc.
Development Communities as of March 31, 2026
(unaudited)

Community Information			Number	Total	Actual/Projected Schedule				Avg	%	%	%
			of	Capital				Full Qtr	Monthly	Complete	Leased	Occupied
			Apt	Cost		Initial		Stabilized	Revenue
Development Name		Location	Homes	(millions)	Start	Occupancy	Complete	Ops	Per Home	As of April 15, 2026

	Communities Under Construction:
1.	Avalon West Windsor (1)	West Windsor, NJ	535	$210	Q2 2022	Q3 2025	Q4 2026	Q2 2027	$3,060	30%	46%	28%
2.	Avalon Wayne	Wayne, NJ	473	171	Q4 2023	Q2 2025	Q3 2026	Q1 2027	3,255	67%	45%	39%
3.	Avalon Parsippany	Parsippany, NJ	410	147	Q4 2023	Q3 2025	Q2 2026	Q4 2026	3,015	80%	56%	49%
4.	Avalon Pleasanton	Pleasanton, CA	362	218	Q2 2024	Q3 2025	Q3 2027	Q1 2028	3,790	23%	23%	23%
5.	Avalon at Becker Farm	Roseland, NJ	533	190	Q2 2024	Q4 2025	Q4 2026	Q2 2027	3,135	40%	31%	22%
6.	Avalon Quincy Adams	Quincy, MA	288	122	Q2 2024	Q1 2026	Q3 2026	Q2 2027	3,250	18%	14%	3%
7.	Avalon Tech Ridge I	Austin, TX	544	153	Q3 2024	Q1 2026	Q2 2027	Q4 2027	2,205	17%	18%	10%
8.	Avalon Carmel (2)	Charlotte, NC	360	123	Q3 2024	Q2 2026	Q4 2026	Q3 2027	2,405	—	1%	—
9.	Avalon Plano (2)	Plano, TX	155	58	Q3 2024	Q3 2026	Q2 2027	Q1 2028	2,950	—	—	—
10.	Avalon Oakridge I	Durham, NC	459	149	Q3 2024	Q1 2027	Q1 2028	Q3 2028	2,325	—	—	—
11.	AVA Brewer's Hill	Baltimore, MD	418	134	Q4 2024	Q4 2026	Q4 2027	Q1 2028	2,650	—	—	—
12.	Kanso Hillcrest	San Diego, CA	182	85	Q4 2024	Q1 2027	Q2 2027	Q4 2027	3,245	—	—	—
13.	Avalon Parker	Parker, CO	312	122	Q1 2025	Q3 2026	Q2 2027	Q1 2028	2,670	—	—	—
14.	Avalon North Palm Beach (1)	Lake Park, FL	279	118	Q1 2025	Q1 2027	Q3 2027	Q1 2028	3,290	—	—	—
15.	Avalon Brier Creek	Durham, NC	400	126	Q2 2025	Q3 2026	Q3 2027	Q2 2028	2,365	—	—	—
16.	Avalon Kendall (2)	Kendall, FL	224	83	Q2 2025	Q4 2026	Q1 2027	Q4 2027	2,935	—	—	—
17.	Avalon Mission Valley (1)	San Diego, CA	621	302	Q3 2025	Q1 2028	Q1 2029	Q3 2029	3,690	—	—	—
18.	Avalon Southpoint (2)	Durham, NC	394	132	Q3 2025	Q4 2026	Q1 2028	Q3 2028	2,595	—	—	—
19.	Avalon Northwest Hills	Austin, TX	252	87	Q4 2025	Q3 2027	Q1 2028	Q3 2028	2,725	—	—	—
20.	Kanso Parsippany	Parsippany, NJ	280	104	Q4 2025	Q2 2027	Q4 2027	Q3 2028	2,830	—	—	—
21.	Avalon Billerica	Billerica, MA	200	73	Q4 2025	Q2 2027	Q4 2027	Q3 2028	2,945	—	—	—
22.	Avalon Townhome Collection Arundel Mills (2)	Hanover, MD	90	45	Q4 2025	Q4 2026	Q4 2026	Q4 2027	3,870	—	—	—
23.	Avalon San Ramon	San Ramon, CA	456	250	Q4 2025	Q3 2027	Q3 2028	Q1 2029	4,080	—	—	—
24.	Avalon Somerville Station II	Somerville, NJ	171	65	Q1 2026	Q2 2027	Q4 2027	Q3 2028	3,035	—	—	—
25.	Avalon Saddle River	Saddle River, NJ	275	123	Q1 2026	Q4 2027	Q3 2028	Q4 2028	3,710	—	—	—
	Total / Weighted Average Under Construction		8,673	$3,390					$3,015

	Communities Completed this Quarter:
1.	Avalon Lake Norman (2)	Mooresville, NC	345	102	Q1 2023	Q2 2025	Q1 2026	Q2 2027	$1,770	100%	52%	46%
	Communities Completed Subtotal/Weighted Average		345	$102					$1,770

	Total/Weighted Average Under Construction and Completed this quarter		9,018	$3,492					$2,970

	Total Weighted Average Projected NOI as a % of Total Capital Cost			6.3%

Asset Cost Basis (millions) (3):
	Total Capital Cost, under construction and completed			$3,974
	Total Capital Cost, disbursed to date			(2,315)
	Total Capital Cost, remaining to invest			$1,659

Q1 2026 Capitalized Interest and Overhead (thousands)(4)				$27,025

(1)	Developments containing at least 10,000 square feet of commercial space include Avalon West Windsor (19,000 sf), Avalon North Palm Beach (10,000 sf), and Avalon Mission Valley (31,000 sf).

(2)	Communities being developed through the DFP, which utilizes third-party multifamily developers to source and construct communities that the Company owns and operates.

(3)	Includes the communities presented and three additional communities with 1,120 apartment homes representing $482 million in Total Capital Costs which have completed construction but not yet achieved Stabilized Operations for the full quarter. Q1 2026 NOI for these 29 communities was $5.9 million.

(4)
The Company capitalizes interest and overhead during the development and redevelopment of real estate assets. The Company capitalized interest of $14,557 at a weighted average capitalized interest rate of 3.63% and overhead of $12,468 for Q1 2026.

Attachment 8
AvalonBay Communities, Inc.
Unconsolidated Operating Communities and Structured Investment Program
March 31, 2026
(Dollars in thousands)
(unaudited)

Unconsolidated Operating Communities
				NOI (1)(2)	Debt
		AVB	Apartment	Q1	Principal	Interest
Venture	Communities	Ownership	Homes	2026	Amount (1)	Rate (3)

NYTA MF Investors, LLC	5	20.0%	1,301	$11,289	$394,734	3.88%
Avalon at Mission Bay II	1	25.0%	313	2,485	—	—%
Brandywine	1	28.6%	305	884	17,468	3.40%
AVA Arts District	1	25.0%	475	2,199	162,911	6.38%
Total Unconsolidated Operating Communities	8		2,394	$16,857	$575,113	4.57%

(1)NOI and debt principal amount are presented at 100% ownership.
(2)NOI excludes property management fees as the Company serves as the property management company for all ventures except for Brandywine.
(3)Represents the weighted average interest rate as of March 31, 2026.

Structured Investment Program
Year of Commitment	Number of Commitments (1)	Commitments	Weighted Average Quarter of Final Maturity (2)
2022	2	$79,575	Q1 2028
2023	4	99,210	Q3 2028
2024	—	—	—
2025	2	48,000	Q4 2029
2026	—	—	—
Total	8	$226,785	Q4 2028
(1)Consists of investments with a weighted average return of 11.8% based on total commitments. The Company has funded $209,827 of these commitments as of March 31, 2026.
(2)Includes the impact of contractual extension options which typically allow the borrower to extend the maturity of their loan by up to two years from the initial maturity.

Attachment 9
AvalonBay Communities, Inc.
Debt Structure and Select Debt Metrics
March 31, 2026
(Dollars in thousands)
(unaudited)

DEBT COMPOSITION AND MATURITIES

		Average Interest Rate (1)	Principal Amortization Payments and Maturities (2)
Debt Composition	Amount		Year	Secured notes amortization and maturities	Unsecured debt maturities	Total

Secured notes			2026	$10,829	$775,000	$785,829
Fixed rate	$332,320	3.9%	2027	248,859	400,000	648,859
Variable rate	389,850	4.0%	2028	13,902	850,000	863,902
Subtotal, secured notes	722,170	4.0%	2029	126,262	1,000,000	1,126,262
			2030	3,300	1,100,000	1,103,300
Unsecured debt			2031	3,500	600,000	603,500
Fixed rate (3)	7,925,000	3.6%	2032	4,000	700,000	704,000
Subtotal, unsecured debt	7,925,000	3.6%	2033	5,000	750,000	755,000
			2034	10,900	400,000	410,900
Variable rate facility (4)	—	—%	2035	13,400	400,000	413,400
Commercial paper (4)	770,000	4.1%	Thereafter	282,218	950,000	1,232,218
Total Debt	$9,417,170	3.7%		$722,170	$7,925,000	$8,647,170

SELECT DEBT METRICS

Q1 2026 Net Debt-to-Core EBITDAre (5)	4.8x	Q1 2026 Interest Coverage (5)	6.5x	Q1 2026 Unencumbered NOI (5)	95%	Weighted avg years to maturity of total debt (2)	6.4

DEBT COVENANT COMPLIANCE

Unsecured Line of Credit Covenants	March 31, 2026	Requirement

Total Outstanding Indebtedness to Capitalization Value (6)	26.5%	<	65%
Combined EBITDA to Combined Debt Service	5.95x	>	1.50x
Unsecured Indebtedness to Unencumbered Asset Value	25.4%	<	65%
Secured Indebtedness to Capitalization Value (6)	2.1%	<	40%

Unsecured Senior Notes Covenants (7)	March 31, 2026	Requirement

Total Outstanding Indebtedness to Total Assets (8)	31.6%	<	65%
Secured Indebtedness to Total Assets (8)	2.4%	<	40%
Unencumbered Assets to Unsecured Indebtedness	323.6%	>	150%
Consolidated Income Available for Debt Service to the Annual Service Charge	6.41x	>	1.50x

(1)
Rates are as of March 31, 2026 and, for secured and unsecured debt, include costs of financing such as credit enhancement fees, trustees' fees, the impact of interest rate hedges and mark-to-market adjustments.

(2)	Excludes the Company's (i) Credit Facility, (ii) commercial paper and (iii) any associated issuance discount, mark-to-market discounts and deferred financing costs, if applicable.
(3)	Includes the $550,000 term loan that has been swapped to an effective fixed rate of 4.44% using interest rate hedges.
(4)
Represents amounts outstanding at March 31, 2026 under the Company's (i) Credit Facility and (ii) unsecured commercial paper program, which is backstopped by, and reduces the borrowing capacity of, the Credit Facility.

(5)	See Attachment 10 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.
(6)
Capitalization Value represents the Company’s Combined EBITDA for operating communities that the Company has owned for at least 12 months as of March 31, 2026, capitalized at a rate of 5.75% per annum, plus the book value of Development communities and real estate communities acquired. For discussion of other defined terms, see "Debt Covenant Compliance" in Attachment 10 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(7)
The information about the Company’s unsecured senior notes covenants shows compliance with selected covenants under the Company’s 1998 Indenture, under which debt securities are outstanding with maturity dates through 2047, subject to prepayment or redemption at the Company’s election. See “Debt Covenant Compliance” in Attachment 10 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms. Different covenants apply to debt securities outstanding under the Company’s 2018 Indenture and 2024 Indenture.

(8)
Total Assets represents the sum of the Company's undepreciated real estate assets and other assets, excluding accounts receivable. See "Debt Covenant Compliance" in Attachment 10 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

Attachment 10
AvalonBay Communities, Inc.
Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms
March 31, 2026
(unaudited)

This release, including its attachments, contains certain non-GAAP financial measures and other terms. The definitions and calculations of these non-GAAP financial measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable. The non-GAAP financial measures referred to below should not be considered an alternative to net income as an indication of our performance. In addition, these non-GAAP financial measures do not represent cash generated from operating activities in accordance with GAAP and therefore should not be considered as an alternative measure of liquidity or as indicative of cash available to fund cash needs.

Average Monthly Revenue per Home, as calculated for certain Development communities under construction and in lease-up, reflects management’s projected stabilized rents net of estimated stabilized concessions, including estimated stabilized other revenue and excluding projected commercial revenue. Projected stabilized rents are based on one or more of the following: (i) actual average leased rents on apartments leased through quarter end, (ii) projected rollover rents on apartments leased through quarter end where the lease term expires within the first twelve months of Stabilized Operations and (iii) Market Rents on unleased homes.

Average Monthly Revenue per Occupied Home is calculated by the Company as Residential revenue in accordance with GAAP, divided by the weighted average number of occupied apartment homes.

Capitalized Community Expenditures includes Asset Preservation Capex and NOI Enhancing Capex.

•Asset Preservation Capex represents capital expenditures that the Company does not expect will directly result in increased revenue or expense savings.
•NOI Enhancing Capex represents capital expenditures that the Company expects will directly result in increased revenue or expense savings, and excludes any capital expenditures for redevelopment activities.

Both Asset Preservation Capex and NOI Enhancing Capex exclude costs associated with our Development communities under construction, including post-construction close out costs, as well as capital expenditures associated with newly acquired communities that were contemplated as part of the initial investment in the community. The Company’s Residential Capitalized Community Expenditures for Same Store and Non-Same Store operating portfolios during the three months ended March 31, 2026 are as follows (dollars in thousands):

TABLE 1
	Apartment Homes	Asset Preservation		NOI Enhancing
		Q1 2026	Per Home	Q1 2026	Per Home
Same Store	79,690	$44,178	$554	$27,439	$344
Non-Same Store	6,049	1,859	307	557	92
Total	85,739	$46,037	$537	$27,996	$327

Commercial represents results attributable to the non-apartment components of the Company's mixed-use communities and other non-residential operations.

Debt Covenant Compliance ratios for the Unsecured Line of Credit Covenants show the Company's compliance with selected covenants provided in the Company’s Seventh Amended and Restated Revolving Loan Agreement (the "Credit Facility") dated as of April 3, 2025 and the Company’s Term Loan Agreement, dated as of April 3, 2025 (the “Term Loan”), each of which has been filed as an exhibit to the Company’s SEC reports. The ratios for the Unsecured Senior Notes Covenants show only the Company's compliance with selected covenants provided in the Company’s Indenture dated as of January 16, 1998, as supplemented by the First Supplemental Indenture dated as of January 20, 1998, Second Supplemental Indenture dated as of July 7, 1998, Amended and Restated Third Supplemental Indenture dated as of July 20, 2000, Fourth Supplemental Indenture dated as of September 18, 2006 and Fifth Supplemental Indenture dated as of November 21, 2014 (collectively, the “1998 Indenture"), which have been filed as exhibits to the Company’s SEC reports. Different covenants apply to debt securities outstanding under the Company’s Indenture dated as of February 23, 2018, as supplemented by the First Supplemental Indenture dated as of March 26, 2018 and the Second Supplemental Indenture dated as of May 29, 2018 (collectively the “2018 Indenture”), and under the Company's Indenture dated as of February 23, 2024, as supplemented by the First Supplemental Indenture dated as of May 14, 2024, the Second Supplemental Indenture dated as of July 10, 2025 and the Third Supplemental Indenture dated as of December 1, 2025 (collectively the "2024 Indenture"), which have been filed as exhibits to the Company's SEC reports. Compliance with selected covenants under the 2018 Indenture and 2024 Indenture are excluded from the presentation of Debt Covenant Compliance in this release.

The Debt Covenant Compliance ratios are provided only to show the Company’s compliance with certain covenants contained in the 1998 Indenture which are more restrictive than the 2018 Indenture and 2024 Indenture and in the Company’s Credit Facility and Term Loan, as of the date reported. These ratios should not be used for any other purpose, including without limitation to

Attachment 10
evaluate the Company’s financial condition or results of operations, nor do they indicate the Company’s covenant compliance as of any other date or for any other period. The capitalized terms in the disclosure are defined in the Indenture or the Credit Facility and Term Loan, and may differ materially from similar terms (i) used elsewhere in this release and the Attachments and (ii) used by other companies that present information about their covenant compliance. For risks related to failure to comply with these covenants, see “Risk Factors – Risks related to indebtedness” and other risks discussed in the Company’s 2025 Annual Report on Form 10-K and the Company’s other reports filed with the SEC.

Development is composed of consolidated communities that are either currently under construction, or were under construction and were completed during the current year. These communities may be partially or fully complete and operating.

DownREIT Units means units representing limited partnership interests in the "downREIT" partnership that acquired the Dallas-Fort Worth portfolio of six communities in April 2025. Each DownREIT Unit is entitled to receive quarterly distributions at the same rate as quarterly dividends on a share of the Company’s common stock (pro rated for the time outstanding during the first quarter of issuance). Following the one-year anniversary of the closing date, each holder of a DownREIT Unit will have the right to initiate a transaction in which each DownREIT Unit may be redeemed for a cash amount related to the then-current trading price of one share of the Company’s common stock or, at the Company’s election, one share of the Company’s common stock.

EBITDA, EBITDAre and Core EBITDAre are considered by management to be supplemental measures of our financial performance. EBITDA is defined by the Company as net income or loss computed in accordance with GAAP before interest expense, income taxes, depreciation and amortization. EBITDAre is calculated by the Company in accordance with the definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“Nareit”), as EBITDA plus or minus losses and gains on the disposition of depreciated property, plus casualty loss and impairment write-downs of depreciated property, with adjustments to reflect the Company's share of EBITDAre of unconsolidated entities. Core EBITDAre is the Company’s EBITDAre as adjusted for non-core items outlined in the table below. By further adjusting for items that are not considered part of the Company’s core business operations, Core EBITDAre can help one compare the core operating and financial performance of the Company between periods. A reconciliation of EBITDA, EBITDAre and Core EBITDAre to net income is as follows (dollars in thousands):

TABLE 2
Q1
2026
Net income	$328,290
Interest expense and loss on extinguishment of debt	73,398
Income tax benefit	(294)
Depreciation expense	233,104
EBITDA	$634,498

Casualty loss	4,619
Gain on sale of communities	(179,912)
Unconsolidated entity EBITDAre adjustments (1)	3,328
EBITDAre	$462,533

Unconsolidated entity activity	7,116
Structured Investment Program loan reserve	(264)
Advocacy contributions	2,134
Hedge accounting activity	12
Severance related costs	1,113
Expensed transaction, development and other pursuit costs, net of recoveries	2,581
Other real estate activity	(84)
Legal settlements and costs	2,774
Core EBITDAre	$477,915

(1) Includes joint venture interest, taxes, depreciation, gain on dispositions of depreciated real estate and impairment losses, if applicable, included in net income.

Economic Gain is calculated by the Company as the gain on sale in accordance with GAAP, less accumulated depreciation through the date of sale and any other adjustments that may be required under GAAP accounting. Management generally considers Economic Gain to be an appropriate supplemental measure to gain on sale in accordance with GAAP because it helps investors to understand the relationship between the cash proceeds from a sale and the cash invested in the sold community. The Economic Gain for disposed communities is based on their respective final settlement statements. A reconciliation of the aggregate Economic Gain to the aggregate gain on sale in accordance with GAAP for the wholly-owned communities disposed of during the three months ended March 31, 2026 is as follows (dollars in thousands):

Attachment 10

TABLE 3
Q1 2026
Net Gain on sale in accordance with GAAP	$179,688

Accumulated Depreciation and Other	(143,852)

Economic Gain	$35,836

Economic Occupancy is defined as total possible Residential revenue less vacancy loss as a percentage of total possible Residential revenue. Total possible Residential revenue (also known as “gross potential”) is determined by valuing occupied units at contract rates and vacant units at Market Rents. Vacancy loss is determined by valuing vacant units at current Market Rents. By measuring vacant apartments at their Market Rents, Economic Occupancy takes into account the fact that apartment homes of different sizes and locations within a community have different economic impacts on a community’s gross revenue.

FFO and Core FFO are generally considered by management to be appropriate supplemental measures of our operating and financial performance. FFO is calculated by the Company in accordance with the definition adopted by Nareit. FFO is calculated by the Company as Net income or loss attributable to common stockholders computed in accordance with GAAP, adjusted for gains or losses on sales of previously depreciated operating communities, cumulative effect of a change in accounting principle, impairment write-downs of depreciable real estate assets, write-downs of investments in affiliates due to a decrease in the value of depreciable real estate assets held by those affiliates and depreciation of real estate assets, including similar adjustments for unconsolidated partnerships and joint ventures, including those from a change in control. FFO can help one compare the operating and financial performance of a real estate company between periods or as compared to different companies because adjustments such as (i) gains or losses on sales of previously depreciated property or (ii) real estate depreciation may impact comparability between companies as the amount and timing of these or similar items can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates. Core FFO is the Company's FFO as adjusted for non-core items outlined in the table below. By further adjusting for items that we do not consider to be part of our core business operations, Core FFO can help with the comparison of core operating performance of the Company between periods. A reconciliation of Net income attributable to common stockholders to FFO and to Core FFO is as follows (dollars in thousands):

Attachment 10

TABLE 4
	Q1	Q1
	2026	2025
Net income attributable to common stockholders	$325,730	$236,597
Depreciation - real estate assets, including joint venture adjustments	230,602	216,627
Income attributable to noncontrolling interests	2,560	—
Gain on sale of previously depreciated real estate	(179,912)	(56,469)
Casualty loss on real estate	4,619	—
FFO	383,599	396,755

Adjusting items:
Unconsolidated entity activity (1)	7,116	1,242
Structured Investment Program loan reserve (2)	(264)	17
Hedge accounting activity	12	19
Advocacy contributions	2,134	—
Severance related costs	1,113	176
Expensed transaction, development and other pursuit costs, net of recoveries (3)	2,581	3,888
Other real estate activity (4)	(84)	(133)
Legal settlements and costs	2,774	1,478
Income tax benefit	(294)	(116)
Core FFO	$398,687	$403,326

Weighted average common shares outstanding - diluted	140,812,786	142,486,558

Earnings per common share - diluted	$2.33	$1.66
FFO per common share - diluted	$2.72	$2.78
Core FFO per common share - diluted	$2.83	$2.83

(1) Amounts for Q1 2026 consist primarily of unrealized losses on property technology and sustainability fund investments, as well as the distribution from an unconsolidated real estate venture. Amounts for Q1 2025 consist primarily of net unrealized losses on property technology and sustainability fund investments.
(2) Represents changes to the loan loss reserve associated with the Company's lending commitments primarily under its SIP. The timing and amount of any actual losses that will be incurred, if any, is to be determined.
(3) Amounts for Q1 2025 include a write-off of $3,668 for one development opportunity that the Company determined is no longer probable.
(4) Amounts for Q1 2026 include gains on sale of non-operating real estate. Amounts for Q1 2025 include gains on sale of non-operating real estate, as well as the imputed carry cost of for-sale residential condominiums at The Park Loggia.

Interest Coverage is calculated by the Company as Core EBITDAre divided by interest expense. Interest Coverage is presented by the Company because it provides rating agencies and investors an additional means of comparing our ability to service debt obligations to that of other companies. A calculation of Interest Coverage for the three months ended March 31, 2026 is as follows (dollars in thousands):

TABLE 5

Core EBITDAre (1)	$477,915

Interest expense (2)	$73,398

Interest Coverage	6.5 times

(1) For additional detail, see Attachment 10 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms, table 2.
(2) Excludes the impact of non-core hedge accounting activity.

Like-Term Effective Rent Change for an individual apartment home represents the percentage change in effective rent between two leases of the same lease term category for the same apartment. The Company defines effective rent as the contractual rent for an apartment less amortized concessions and discounts. Like-Term Effective Rent Change with respect to multiple apartment homes represents an average. New Move-In Like-Term Effective Rent Change is the change in effective rent between the contractual rent for a resident who moves out of an apartment, and the contractual rent for a resident who moves into the same

Attachment 10
apartment with the same lease term category. Renewal Like-Term Effective Rent Change is the change in effective rent between two consecutive leases of the same lease term category for the same resident occupying the same apartment.

Market Cap Rate is defined by the Company as Projected NOI of a single community for the first 12 months of operations (assuming no repositioning), less an estimate of typical capital expenditure allowance per apartment home, divided by the gross sales price for the community. Projected NOI, as referred to above, represents management’s estimate of projected rental revenue minus projected operating expenses before interest, income taxes (if any), depreciation and amortization. For this purpose, management’s projection of operating expenses for the community includes a management fee of 2.5% and an estimate of typical market costs for insurance, payroll and other operating expenses for which the Company may have proprietary advantages not available to a typical buyer. The Market Cap Rate, which may be determined in a different manner by others, is a measure frequently used in the real estate industry when determining the appropriate purchase price for a property or estimating the value for a property. Buyers may assign different Market Cap Rates to different communities when determining the appropriate value because they (i) may project different rates of change in operating expenses and capital expenditure estimates and (ii) may project different rates of change in future rental revenue due to different estimates for changes in rent and occupancy levels. The weighted average Market Cap Rate is weighted based on the gross sales price of each community.

Market Rents as reported by the Company are based on the current market rates set by the Company based on its experience in renting apartments and publicly available market data. Market Rents for a period are based on the average Market Rents during that period and do not reflect any impact for cash concessions.

Net Debt-to-Core EBITDAre is calculated by the Company as total debt (secured and unsecured debt, and the Company's Credit Facility and commercial paper program) that is consolidated for financial reporting purposes, less consolidated cash and restricted cash, divided by annualized first quarter 2026 Core EBITDAre. A calculation of Net Debt-to-Core EBITDAre is as follows (dollars in thousands):

TABLE 6

Total debt principal (1)	$9,417,170
Cash and cash equivalents and restricted cash	(255,149)
Net debt	$9,162,021

Core EBITDAre (2)	$477,915

Core EBITDAre, annualized	$1,911,660

Net Debt-to-Core EBITDAre	4.8 times

(1) Balance at March 31, 2026 excludes $43,680 of debt discount and deferred financing costs as reflected in unsecured debt, net, $12,994 of debt discount and deferred financing costs as reflected in notes payable, net, and $278 of commercial paper discount as reflected in unsecured credit facility and commercial paper, net on the Condensed Consolidated Balance Sheets.

(2) For additional detail, see Attachment 10 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms, table 2.

NOI is defined by the Company as total property revenue less direct property operating expenses (including property taxes), and excluding corporate-level income (including management, development and other fees), property management and other indirect operating expenses, net of corporate income, expensed transaction, development and other pursuit costs, net of recoveries, interest expense, net, loss on extinguishment of debt, net, general and administrative expense, (income) loss from unconsolidated investments, SIP interest income, depreciation expense, income tax (benefit) expense, casualty loss, (gain) loss on sale of communities, other real estate activity and net operating income from real estate assets sold or held for sale. The Company considers NOI to be an important and appropriate supplemental performance measure to net income because it helps both investors and management to understand the core operations of a community or communities prior to the allocation of any corporate-level property management overhead or financing-related costs. NOI reflects the operating performance of a community and allows for an easier comparison of the operating performance of individual assets or groups of assets. In addition, because prospective buyers of real estate have different financing and overhead structures, with varying marginal impact to overhead as a result of acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or group of assets.

Residential NOI represents results attributable to the Company's apartment rental operations, including parking and other ancillary Residential revenue. Reconciliations of NOI and Residential NOI to net income, as well as a breakdown of Residential NOI by operating segment, are as follows (dollars in thousands):

Attachment 10

TABLE 7
	Q1	Q1	Q4
	2026	2025	2025
Net income	$328,290	$236,597	$165,985
Property management and other indirect operating expenses, net of corporate income	38,100	36,100	36,101
Expensed transaction, development and other pursuit costs, net of recoveries	3,416	4,744	2,217
Interest expense, net	71,489	59,864	69,106
General and administrative expense	22,077	19,780	21,874
Loss from unconsolidated investments	6,527	999	745
SIP interest income	(7,481)	(6,113)	(7,594)
Depreciation expense	233,104	217,888	233,387
Income tax benefit	(294)	(116)	(295)
Casualty loss	4,619	—	418
(Gain) loss on sale of communities, net	(179,912)	(56,469)	368
Other real estate activity	(84)	(155)	(212)
NOI from real estate assets sold or held for sale	(2,358)	(16,724)	(5,733)
NOI	517,493	496,395	516,367

Commercial NOI	(8,317)	(9,892)	(7,428)
Residential NOI	$509,176	$486,503	$508,939

Residential NOI
Same Store:
Boston, MA	$62,913	$63,564	$63,834
Metro NY/NJ	94,126	95,214	95,680
Mid-Atlantic	64,280	66,020	64,823
Southeast FL	17,881	18,930	18,271
Denver, CO	9,644	9,610	9,190
Seattle, WA	33,602	34,332	34,026
N. California	80,051	77,482	77,866
S. California	106,866	103,913	108,531
Other Expansion Regions	10,574	9,785	10,194
Total Same Store	479,937	478,850	482,415
Other Stabilized	19,014	3,301	18,964
Development/Redevelopment	10,225	4,352	7,560
Residential NOI	$509,176	$486,503	$508,939

NOI as reported by the Company does not include the operating results from assets sold or classified as held for sale. A reconciliation of NOI from communities sold or classified as held for sale is as follows (dollars in thousands):

TABLE 8
	Q1	Q1	Q4
	2026	2025	2025

Revenue from real estate assets sold or held for sale	$4,398	$25,243	$8,627
Operating expenses from real estate assets sold or held for sale	(2,040)	(8,519)	(2,894)
NOI from real estate assets sold or held for sale	$2,358	$16,724	$5,733

Attachment 10
Commercial NOI is composed of the following components (in thousands):

TABLE 9
	Q1	Q1	Q4
	2026	2025	2025

Commercial Revenue	$10,861	$11,607	$9,954
Commercial Operating Expenses	(2,544)	(1,715)	(2,526)
Commercial NOI	$8,317	$9,892	$7,428

Other Stabilized is composed of completed consolidated communities that the Company owns, which have Stabilized Operations as of January 1, 2026, or which were acquired subsequent to January 1, 2025. Other Stabilized excludes communities that are conducting or are probable to conduct substantial redevelopment activities.

Projected FFO and Projected Core FFO, as provided within this release in the Company’s outlook, are calculated on a basis consistent with historical FFO and Core FFO, and are therefore considered to be appropriate supplemental measures to projected net income from projected operating performance. A reconciliation of the ranges provided for Projected FFO per share (diluted) for the second quarter 2026 to the ranges provided for projected EPS (diluted) and corresponding reconciliation of the ranges for Projected FFO per share to the ranges for Projected Core FFO per share are as follows:

TABLE 10
	Low Range	High Range
Projected EPS (diluted) - Q2 2026	$1.23	$1.33
Depreciation (real estate related)	1.63	1.63
Gain on sale of communities, net	(0.18)	(0.18)
Projected FFO per share (diluted) - Q2 2026	2.68	2.78
Unconsolidated entity activity	0.01	0.01
Expensed transaction, development and other pursuit costs, net of recoveries	0.01	0.01
Legal settlements and costs	0.01	0.01
Advocacy contributions	0.01	0.01
Projected Core FFO per share (diluted) - Q2 2026	$2.72	$2.82

Projected NOI, as used within this release for certain Development communities and in calculating the Market Cap Rate for dispositions, represents management’s estimate, as of the date of this release (or as of the date of the buyer’s valuation in the case of dispositions), of projected stabilized rental revenue minus projected stabilized operating expenses. For Development communities, Projected NOI is calculated based on the first twelve months of Stabilized Operations following the completion of construction. In calculating the Market Cap Rate, Projected NOI for dispositions is calculated for the first twelve months following the date of the buyer’s valuation. Projected stabilized rental revenue represents management’s estimate of projected gross potential minus projected stabilized economic vacancy and adjusted for projected stabilized concessions plus projected stabilized other rental revenue. Projected stabilized operating expenses do not include interest, income taxes (if any), depreciation or amortization, or any allocation of corporate-level property management overhead or general and administrative costs. In addition, projected stabilized operating expenses for Development communities do not include property management fee expense. Projected gross potential for Development communities and dispositions is generally based on leased rents for occupied homes and management’s best estimate of rental levels for homes which are currently unleased, as well as those homes which will become available for lease during the twelve-month forward period used to develop Projected NOI. The weighted average Projected NOI as a percentage of Total Capital Cost is weighted based on the Company’s share of the Total Capital Cost of each community, based on its percentage ownership.

Management believes that Projected NOI of the Development communities, on an aggregated weighted average basis, assists investors in understanding management's estimate of the likely impact on operations of the Development communities when the assets are complete and achieve stabilized occupancy (before allocation of any corporate-level property management overhead, general and administrative costs or interest expense). However, in this release the Company has not given a projection of NOI on a company-wide basis. Given the different dates and fiscal years for which NOI is projected for these communities, the projected allocation of corporate-level property management overhead, general and administrative costs and interest expense to communities under development is complex, impractical to develop, and may not be meaningful. Projected NOI of these communities is not a projection of the Company's overall financial performance or cash flow. There can be no assurance that the communities under development will achieve the Projected NOI as described in this release.

Attachment 10

Redevelopment is composed of consolidated communities where substantial redevelopment is in progress or is probable to begin during the current year. Redevelopment is considered substantial when (i) capital invested during the reconstruction effort is expected to exceed the lesser of $5,000,000 or 10% of the community’s pre-redevelopment basis and (ii) physical occupancy is below or is expected to be below 90% during or as a result of the redevelopment activity.

Residential represents results attributable to the Company's apartment rental operations, including parking and other ancillary Residential revenue.

Residential Revenue with Concessions on a Cash Basis is considered by the Company to be a supplemental measure to Residential revenue in conformity with GAAP to help investors evaluate the impact of both current and historical concessions on GAAP-based Residential revenue and to more readily enable comparisons to revenue as reported by other companies. In addition, Residential Revenue with Concessions on a Cash Basis allows an investor to understand the historical trend in cash concessions.

A reconciliation of Same Store Residential revenue in conformity with GAAP to Residential Revenue with Concessions on a Cash Basis is as follows (dollars in thousands):

TABLE 11
	Q1	Q1	Q4
	2026	2025	2025
Residential revenue (GAAP basis)	$703,976	$692,923	$702,353
Residential concessions amortized	6,896	5,605	6,726
Residential concessions granted	(5,588)	(4,987)	(8,416)

Residential Revenue with Concessions on a Cash Basis	$705,284	$693,541	$700,663

		Q1 2026 vs. Q1 2025	Q1 2026 vs. Q4 2025

% change -- GAAP revenue		1.6%	0.2%

% change -- cash revenue		1.7%	0.7%

Same Store is composed of consolidated communities where a comparison of operating results from the prior year to the current year is meaningful as these communities were owned and had Stabilized Operations, as defined below, as of the beginning of the respective prior year period. Therefore, for 2026 operating results, Same Store is composed of consolidated communities that have Stabilized Operations as of January 1, 2025, are not conducting or are not probable to conduct substantial redevelopment activities and are not held for sale or probable for disposition within the current year.

Stabilized Operations is defined as operations of a community that occur after the earlier of (i) attainment of 90% physical occupancy or (ii) the one-year anniversary of completion of development or redevelopment.

Total Capital Cost includes all capitalized costs projected to be or actually incurred to develop the respective Development or Redevelopment community, including land acquisition costs, construction costs, real estate taxes, capitalized interest and loan fees, permits, professional fees, allocated development overhead and other regulatory fees and a contingency estimate, offset by proceeds from the sale of any associated land or improvements, all as determined in accordance with GAAP. Total Capital Cost also includes costs incurred related to first generation commercial tenants, such as tenant improvements and leasing commissions. For Redevelopment communities, Total Capital Cost excludes costs incurred prior to the start of redevelopment when indicated. With respect to communities where development or redevelopment was completed in a prior period or the current period, Total Capital Cost reflects the actual cost incurred, plus any contingency estimate made by management. Total Capital Cost for communities identified as having joint venture ownership, either during construction or upon construction completion, represents the total projected joint venture contribution amount. For joint ventures not in construction, Total Capital Cost is equal to gross real estate cost.

Unconsolidated Development is composed of communities that are either currently under construction, or were under construction and were completed during the current year, in which we have an indirect ownership interest through our investment interest in an unconsolidated joint venture. These communities may be partially or fully complete and operating.

Unencumbered NOI as calculated by the Company represents NOI generated by real estate assets unencumbered by outstanding secured notes payable as of March 31, 2026 as a percentage of total NOI generated by real estate assets. The Company believes that current and prospective unsecured creditors of the Company view Unencumbered NOI as one indication of the borrowing capacity of the Company. Therefore, when reviewed together with the Company’s Interest Coverage, EBITDA

Attachment 10
and cash flow from operations, the Company believes that investors and creditors view Unencumbered NOI as a useful supplemental measure for determining the financial flexibility of an entity. A calculation of Unencumbered NOI for the three months ended March 31, 2026 is as follows (dollars in thousands):

TABLE 12
Q1 2026
NOI
Residential NOI:
Same Store	$479,937
Other Stabilized	19,014
Development/Redevelopment	10,225
Total Residential NOI	509,176
Commercial NOI	8,317
NOI from real estate assets sold or held for sale	2,358
Total NOI generated by real estate assets	519,851
Less NOI on encumbered assets	(26,233)
NOI on unencumbered assets	$493,618

Unencumbered NOI	95%